Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated February 2, 2026, relating to the financial statements of Metals Acquisition Corp II as of December 31, 2025 and for the period from November 28, 2025 (inception) through December 31, 2025 (which includes an explanatory paragraph relating to Metals Acquisition Corp. II’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 27, 2026